Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Neoprobe Corporation
Dublin, Ohio
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-81410, 333-01543, 333-119219, 333-130640 and 333-130636) of Neoprobe Corporation of our report dated March 28, 2008, relating to the consolidated financial statements, which appears in this Form 10-K.
/s/ BDO Seidman, LLP
Chicago, Illinois
March 28, 2008